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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.   1      )*
                                          ---------

                         The New South Africa Fund Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, $.001 par value
           --------------------------------------------------------
                          (Title of Class of Securities)

                                    64880R101
           --------------------------------------------------------
                                 (CUSIP Number)

               Jeffrey P. Gray, Wildman, Harrold, Allen & Dixon,
             255 W. Wacker Dr., Chicago, IL 60606  (312) 201-2000
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  May 10, 1996
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                 SCHEDULE 13D


CUSIP NO.                                                 PAGE     OF     PAGES
          ---------                                            ---    ---


- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Hayden L. Leason
     SS####-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER                          (a)  / /
     OF A GROUP*                                                    (b)  / /
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     PF
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT   / /
     TO ITEMS 2(d) or 2(e)
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -------------------------------------------------------------------------------
   NUMBER OF                   7  SOLE VOTING POWER
    SHARES                        0
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                    8  SHARED VOTING POWER
     EACH
   REPORTING                 --------------------------------------------------
    PERSON                     9  SOLE DISPOSITIVE POWER
     WITH                         0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER

- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  0
- -------------------------------------------------------------------------------
 12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
                                    IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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ITEM 1    SECURITY AND ISSUER

     Common Stock, $.001 par value, of The New South Africa Fund Inc., 101 Carnegie Center, Princeton, NJ 08540 ("NSA").

ITEM 2    IDENTITY AND BACKGROUND

          (a)  Hayden L. Leason
          (b)  Palmas del Mar
               10 Monte Sol
               Humacao, Puerto Rico 00791
          (c)  Private investor
          (d)  Not Applicable
          (e)  Not Applicable
          (f)  United States

ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The reporting person sold all of his shares of NSA common stock.

ITEM 4    PURPOSE OF TRANSACTION

     The purpose of the acquisition was investment.

ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

        (a) - (e)      Not applicable.

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          None.
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ITEM 7    MATERIAL TO BE FILED AS EXHIBITS

          None.


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.




        6/28/96                        /s/ HAYDEN L. LEASON
______________________________     ______________________________
        Date                             Hayden L. Leason